Exhibit 10.1

February 11, 2005

PERSONAL AND CONFIDENTIAL

James P. Berresse
President & Chief Executive Officer
Columbian Chemicals Company
1800 West Oak Commons Court
Marietta, Georgia 30062

Dear Jim:

     Phelps Dodge Corporation (“Phelps Dodge”) recently informed you of its intention to consider its strategic options with respect to Columbian Chemicals Company (the “Company”). The strategic options being considered have the potential to fundamentally and materially change the manner in which the Company conducts its business, and include such options as entering into differing business combinations, joint ventures, or partnerships to grow the Company or the possibility of selling the Company (collectively the “Strategic Options”). Phelps Dodge recognizes that your contribution to the growth and success of Company has been substantial. In order to induce you to remain in the employ of Company during this time when these Strategic Options are being evaluated, and possibly implemented, and in further consideration of your continued employment, Phelps Dodge is offering you the following Employment Agreement (the “Agreement”).

     1. Duties.

          (a) Job Duties. During the term of this Agreement, you will continue to serve as President & Chief Executive Officer, Columbian Chemicals Company and as a member of the Senior Management Team of Phelps Dodge.

          (b) Best Efforts. You agree that at all times during your employment with Company, you will faithfully, industriously, and to the best of your ability, experience, and talents, perform all of the duties that may be required of you and fulfill all of your responsibilities pursuant to the express and explicit terms of this Agreement, to the reasonable satisfaction of Company. You also agree to devote substantially all of your undivided time, attention, knowledge, and skills, during customary business hours, to the business and interests of Company, subject to reasonable paid time off and absences covered by Phelps Dodge’s short term disability (as may be in place from time to time), as may be approved by Company.

     2. Term of Agreement.

          (a) Initial Term. This Agreement will commence on the date indicated above and will continue in effect until February 10, 2006 (the “Initial Term”), unless this

Agreement is terminated prior to the expiration of the Initial Term in accordance with the provisions of this Agreement.

          (b) Renewal Term. The term of this Agreement may be extended for such time (the “Renewal Term”) as mutually agreed to in writing by the parties. Neither you nor Phelps Dodge is under any obligation to agree to renew this Agreement and either you or Phelps Dodge may refuse to extend or renew this Agreement for any or no reason. In the absence of a written agreement specifically renewing this Agreement, this Agreement shall terminate on the last day of the Initial Term, or on the last day of any Renewal Term if this Agreement was previously renewed. Refusals by you or Phelps Dodge to renew this Agreement will not be considered to be a termination by Company or a termination by you under Section 9 (Termination by Company) or Section 10 (Termination by Employee) of this Agreement, respectively.

          (c) Effective Date of Terms and Conditions. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be in effect as of the commencement of the Initial Term, except in the event of the occurrence of a Change of Control (as that term is defined in that certain Change of Control Agreement entered into by and between Phelps Dodge and you, dated February 4, 2004 or any subsequent change of control agreement entered into by you and Phelps Dodge) prior to a Closing. In the event of a Change of Control occurring prior to the Closing, this Agreement will terminate in its entirety as of the date of the Change of Control and you will not be entitled to any benefits under this Agreement. Should a Change of Control occur prior to Closing, the benefits to which you are entitled will be those as set forth in your applicable Change of Control Agreement and Severance Agreement.

     3. Compensation.

          (a) Base Salary. You will receive a base salary from Company at the rate of Two Hundred Forty Three Thousand Dollars ($243,000) per year (“Base Salary”), payable in equal or nearly equal installments in accordance with Company’s usual payroll practices. This Base Salary may be adjusted from time to time in accordance with Company’s compensation policies and practices.

          (b) Incentive Compensation. You also will receive incentive compensation under Phelps Dodge’s Annual Incentive Compensation Plan (the “AICP”) in effect as of the Closing. Generally, the amount of incentive compensation, if any, payable to you will be calculated and paid in accordance with the provisions of the AICP and subject to approval of the Phelps Dodge Board of Directors, at its sole discretion. If a Strategic Option is adopted and closed (the “Closing”) as defined in Section 14 (Strategic Option Adopted and Closed) at any time before the expiration of the Initial Term, or at any time before the expiration of a Renewal Term if this Agreement is renewed, you will receive a pro rated incentive compensation payment for the year in which the Closing occurs. In that case, your pro rated incentive compensation will be calculated in two steps. The first step will be to calculate the incentive compensation to which you would be entitled under the terms and conditions of the AICP for the year in which the Closing occurs. The second step will be to multiply the amount determined pursuant to the first step by a fraction, the numerator of which is the number of days that have elapsed in the calendar year prior to the Closing, and the denominator of which is 365.

     4. Retention Bonus.

     As mentioned above, Phelps Dodge believes that you are an important part of Company’s management and professional team. Phelps Dodge also believes that it is in the best interests of its shareholders to provide you with the appropriate incentives to remain with Company during this admittedly difficult period of time when various Strategic Options are being considered. As a result, if you continue your employment with Company until a Strategic Option, if any, is adopted and closed, and remain in the employ, for at least six months after the Closing, of the entity (the “Acquiror”) that partners with, acquires, or otherwise takes over the conduct of the Company’s business or the assets of Company, you will receive a “Retention Bonus” equal to two hundred percent (200%) of your Base Salary. You also will receive the Retention Bonus if your employment is terminated prior to the Closing, if that termination is (i) by Company without “Cause,” as defined in Section 9(c) (Termination by Company — Termination Without Cause); or (ii) by you for “Good Reason,” as defined in Section 10(b) (Termination by Employee — Good Reason Defined-Pre-Closing). If your employment with the Company terminates as provided for in the immediately preceding sentence, you will receive a Retention Bonus pursuant to the immediately preceding sentence only if a Closing actually occurs before the expiration of the Initial Term or Renewal Term. Similarly, you will receive the Retention Bonus if your employment is terminated within six months following the Closing, if that termination is (i) by the Acquiror without Cause; (ii) by you for Good Reason, as defined in Section 10(c) (Termination by Employee—Good Reason Defined-Post-Closing); or (iii) for reasons of your “Disability,” as defined in Section 8(b) (Death or Disability — Definition of Disabled) or your death. If the Acquiror does not offer you employment in a position that is comparable to or better than the position specified in Section 1(a) (Duties—Job Duties), you also will receive the Retention Bonus. Whether a position is “comparable to or better than” the position specified in Section 1(a) will be determined in accordance with Section 12 (Termination by Acquiror).

     If a Closing on a Strategic Option does not occur on or before the expiration of the Initial Term, or the expiration of a Renewal Term if this Agreement has been renewed, you will not be entitled to any Retention Bonus. You also will not be entitled to any Retention Bonus if your employment is terminated prior to the Closing, if that termination is (i) by Company for Cause; (ii) by you without Good Reason, ; or (iii) for reasons of your Disability or your death. In addition, you will not be entitled to any Retention Bonus if your employment is terminated within six months following the Closing, if that termination is (i) by the Acquiror for Cause, or (ii) by you without Good Reason.

     For purposes of this Agreement, any reference to the Acquiror includes any “Affiliate” of the Acquiror (including Company if it continues in existence following the Closing as an Affiliate of the Acquiror). Accordingly, employment, or an offer of employment, by any Affiliate of the Acquiror shall be deemed to be employment, or an offer of employment, by the Acquiror. Similarly, termination of employment by any Affiliate of the Acquiror shall be deemed to be termination by the Acquiror, but only under circumstances where you are no longer employed by the Acquiror or any Affiliate.

     The term “Affiliate” includes: (i) any organization that, directly or indirectly, has a 10% or greater interest in the common or preferred stock of, or a 10% or greater capital or profits interest in, the Acquiror; or (ii) any organization or business combination in which the Acquiror, directly or indirectly, owns 10% or more of the common or preferred stock or a 10% or greater capital or profits interest. When the term “Affiliate” is used with reference to Company or Phelps Dodge, it shall be given the meaning set forth in the preceding sentence except that Company or Phelps Dodge shall be substituted for the Acquiror.

     For purposes of this Section, in determining whether your employment with the Acquiror was terminated for Cause, or for reason of your Disability, all references to Company in the Cause, and Disability definitions set forth in Sections 9(c) (Termination by Company — Termination Without Cause), and 8(b) (Death or Disability — Definition of Disabled), respectively, shall be deemed to refer to the Acquiror.

     The Retention Bonus will be payable in one lump sum within ten days following your satisfaction of all requirements for the receipt of the Retention Bonus and will be subject to all required tax and other withholdings.

     5. Stock Options.

          (a) General. All stock options, if any, granted to you pursuant to the Phelps Dodge 1998 Stock Option and Restricted Stock Plan, as amended; and the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (collectively the “Stock Plans”), or any applicable predecessor plans, will be treated in accordance with the terms and conditions of the Stock Plans.

          (b) Special Rule. Phelps Dodge recognizes that the stock options granted to you pursuant to the Stock Plans are an important part of your compensation. Phelps Dodge further recognizes that should a Closing occur it will result in the expiration of your unexercisable options. Phelps Dodge is offering you the opportunity to receive the Stock Option Payment described below.

               (i.) Entitlement. You will be entitled to receive the Stock Option Payment if (a) you satisfy all of the requirements specified in the Agreement for the receipt of the Retention Bonus and (b) due to a Closing as contemplated by this Agreement your unexercisable stock options expire.

               (ii) Stock Option Payment. The Stock Option Payment will be an amount equal to the aggregate Positive Spread on those shares of Phelps Dodge common stock on which you hold options that are not yet exercisable on the Closing date, and which were granted to you, as the case may be, in 2002, 2003 and 2004. For purposes of this Agreement, the “Positive Spread” for a particular share of stock is equal to the amount by which the Fair Market Value of one share of Phelps Dodge common stock on the Closing date exceeds the exercise price for that share under the relevant 2002, 2003 and/or 2004 option agreements. The “Fair Market Value” is the mean of the high and low prices of Phelps Dodge common stock on the Consolidated Trading Tape on the Closing date or, if no sale of Phelps Dodge common stock is recorded on the Tape on such date, then on the next preceding day on which there was such a sale. If the exercise price for a particular share exceeds the Fair Market Value described above, the Positive Spread for that share shall be $0. The Stock Option Payment is based solely on the Positive Spread for those options granted to you in years 2002, 2003 and 2004 that are not yet exercisable on the Closing date. No payment will be made for options that are exercisable on the Closing date but that expire due to your failure to exercise them within the time period prescribed in the applicable option agreement and under the Stock Plans, or for any other options that were not exercisable on the Closing Date.

               (iii) Timing. The Stock Option Payment, if any, will be payable in one lump sum within 10 business days of the satisfaction of all of the requirements for a Stock Option Payment and will be subject to all applicable tax and other withholdings.

     6. Restricted Stock Payment.

     Phelps Dodge recognizes that the restricted stock granted to you pursuant to the Stock Plans, or any predecessor plans, is an important part of your compensation. Therefore, as an additional incentive to remain in the employ of Company, Phelps Dodge is offering you the opportunity to receive a Restricted Stock Payment.

     You will be entitled to receive the Restricted Stock Payment if (a) you satisfy all of the requirements specified in Section 4 (Retention Bonus) for the receipt of the Retention Bonus and (b) in accordance with the terms and conditions of the Stock Plans your restricted stock is forfeited as a result of the Closing.

     The Restricted Stock Payment will be an amount equal to the Fair Market Value of one share of Phelps Dodge common stock valued on the day of the Closing, multiplied by the total number of shares of Restricted Stock that you forfeited as a result of the transaction consummated at Closing. The “Fair Market Value” is the mean of the high and low prices of Phelps Dodge common stock on the Consolidated Trading Tape (“Tape”) on the date of determination or, if no sale of Phelps Dodge common stock is recorded on the Tape on such date, then on the next preceding day on which there was such a sale.

     The Restricted Stock Payment, if any, will be payable in one lump sum within 10 business days of the satisfaction of all of the requirements for a Restricted Stock Payment and will be subject to all required tax and other withholdings.

     7. Strategic Option Completion Bonus.

     If a Closing occurs, a special committee established by Phelps Dodge has the authority and discretion to award bonuses of up to fifty percent (50%) of Base Salary to employees whose performance has been deemed to be exceptional during the period leading up to the Closing and whose performance significantly contributed to creating value for Phelps Dodge shareholders. This committee in its absolute discretion will determine the actual amount of the bonus and the employees who will receive the bonuses. You will be eligible for consideration for a bonus, but there are no guarantees that you will receive a bonus. All decisions of the committee in awarding a bonus under this Section 7 shall be discretionary and shall be final and binding on the Company and you. Payments under this Section, if any, will be made in a lump sum cash payment within 60 calendar days following the Closing, and any such payment will be subject to all required tax and other withholdings.

     8. Death or Disability.

          (a) Termination of Employment. If you become physically or mentally “Disabled” while employed by Company or if you die while employed by Company, your employment will automatically cease and terminate. Company’s obligation to pay you your Base Salary pursuant to Section 3(a) (Compensation — Base Salary) will cease as of the date of your death or, in the case of Disability, your last day of active employment. Company’s obligation to pay incentive compensation to you, or your estate in the event of your death, will be determined in accordance with the AICP then in effect. If you become physically or mentally Disabled, or if you die while employed by Company, and such Disability or death occurs prior to Closing, you will not be entitled to receive any payments pursuant to Section 4 (Retention Bonus), Section 5 (Stock Options), Section 6 (Restricted Stock Payment), Section 7 (Strategic Option Completion Bonus), or Section 13 ( Termination Benefits).

          (b) Definition of Disabled. For purposes of this Agreement, you will be considered to be “Disabled” or suffering from a “Disability” if you are deemed disabled under the Phelps Dodge Long-Term Disability Insurance Plan (or any successor plan of Phelps Dodge, Company, or Acquiror).

     9. Termination by Company.

          (a) Termination for Cause. Company may terminate your employment at any time before the expiration of the Initial Term, or at any time before the expiration of any Renewal Term if this Agreement is renewed, for “Cause,” as defined below. If you are terminated for Cause, Company’s obligation to pay you your Base Salary pursuant to Section 3(a) (Compensation — Base Salary) will cease as of the date of your termination. You will not be entitled to receive any incentive compensation pursuant to Section 3(b) (Compensation — Incentive Compensation) for the year in which your employment is terminated for Cause. In addition, if this Agreement is terminated for Cause, you will not be entitled to receive any payment pursuant to Section 4 (Retention Bonus), Section 5 (Stock Options), Section 6 (Restricted Stock Payment), Section 7 (Strategic Option Completion Bonus) or Section 13 (Termination Benefits). If Company notifies you that your employment is being terminated for Cause and it is later determined that Cause did not exist, you will be entitled to receive the amounts you would have received if Company had terminated your employment without Cause, plus interest at the rate of 6% per year from the date on which such payments would have been made to the date on which they are actually paid.

          (b) Cause Defined. Generally, “Cause” means willful misconduct in the performance of your duties as an employee which results in a material detriment to Phelps Dodge or Company, and their Affiliates, taken as a whole. “Cause” also includes a violation of the provisions of this Agreement (including but not limited to Section 16 (Confidentiality) and Section 17 (Noncompete Provision)), your failure to exert your best efforts and performance in connection with the consideration, evaluation, and/or Closing of any Strategic Option, directly or indirectly providing false or misleading information to prospective business partners or purchasers, or any violation of the provisions of the Phelps Dodge Code of Business Ethics & Policies.

          (c) Termination without Cause. Company also may terminate your employment without Cause at any time before the expiration of the Initial Term, or at any time before the expiration of any Renewal Term if this Agreement is renewed, by providing you with 30 days advance written notice of termination. This Agreement will continue during the notice period. The termination of this Agreement will be effective on the 30th day (the “Termination Date”) following the day on which notice is given. Company may, in its discretion, place you on a paid administrative leave during all or any part of the notice period. During the administrative leave, Company may bar your access to its offices or facilities or may provide you with access on such terms and conditions as it chooses to impose.

     If Company terminates your employment without Cause, your right to receive incentive compensation for the year in which your employment terminates will be governed by the terms of the AICP. If you are terminated without Cause at any time before the expiration of the Initial Term, or at any time before the expiration of a Renewal Term if this Agreement is renewed, and a Closing occurs before the expiration of the Initial or Renewal Term in which your employment was terminated, you will be entitled to receive the payments provided by Section 4 (Retention Bonus), Section 5 (Stock Options), and Section 6 (Restricted Stock Payment). If this Agreement is terminated without Cause, you will be entitled to receive the payments described in Section 13 (Termination Benefits).

     10. Termination by Employee.

          (a) Termination for Good Reason. You have the right to terminate your employment for “Good Reason,” as defined below. If you terminate your employment for Good Reason, as that term is defined in Section 10 (b) below, at any time prior to the expiration of the Initial Term, or at any time prior to the expiration of a Renewal Term if this Agreement is renewed, you will be entitled to receive the benefits that you would have received had Company terminated your employment without Cause. In no event will a retirement pursuant to the terms and conditions of a pension or retirement plan in which you participate, whether sponsored by Phelps Dodge, Company, or the Acquiror, be deemed to be a termination for Good Reason for purposes of this Agreement.

          (b) Good Reason Defined-Pre-Closing. For purposes of this Agreement, you will have “Good Reason” to terminate your employment pre-Closing in any of the following situations (unless you have agreed in writing to the action constituting Good Reason):

               (i) you are assigned any duties inconsistent, in a way materially adverse to you, with your positions, duties, responsibilities and status with Company and its Affiliates immediately prior to the “Relevant Date”; or there is a material reduction in the duties and responsibilities you held immediately prior to the Relevant Date; or there is a material change in your reporting responsibilities, titles or offices as in effect immediately prior to the Relevant Date or any removal of you from or any failure to re-elect you to any position with Company or any Affiliate that you held immediately prior to the Relevant Date except in connection with your promotion or the termination of your employment due to death, Disability, retirement on or after age 65, or Cause; or

               (ii) your Base Salary, as in effect on the Relevant Date or as it may be thereafter increased, is reduced; or any employee benefit plan or compensation plan in which you are participating immediately prior to the Relevant Date is discontinued unless you are permitted to participate in other plans providing you with substantially comparable benefits; or any action is taken which would adversely affect your participation in or materially reduce your benefits under any such plan, except to the extent that any such action taken with respect to any such plan is also applicable to similarly situated employees. Notwithstanding any provision of this Section 10 to the contrary, any changes in employee benefit or compensation plans adopted as part of the BeneFits You program shall not be deemed to constitute Good Reason for purposes of this Agreement.

     For purposes of this Section 10(b), the “Relevant Date” is the date on which this Agreement is executed. In order to terminate your employment for Good Reason due to any particular action or occurrence, you must notify Company of your intention to do so in writing within 120 days of that action or occurrence

          (c) Good Reason Defined-Post-Closing. For purposes of this Agreement, you will have “Good Reason” to terminate your employment with the Acquiror (or with the Company as the case may be) post-Closing in any of the following situations (unless you have agreed in writing to the action constituting Good Reason):

               (i) you are assigned any duties inconsistent, in a way materially adverse to you, with your positions, duties, responsibilities and status with Company and its Affiliates immediately prior to the “Relevant Date”; or there is a material reduction in the duties and responsibilities you held immediately prior to the Relevant Date; or there is a material change in your reporting responsibilities, titles or offices as in effect immediately prior to the Relevant Date or any removal of you from or any failure to re-elect you to any position with Company or any Affiliate that you held immediately prior to the Relevant Date except in connection with your promotion or the termination of your employment due to death, Disability, retirement on or after age 65, or Cause; or

               (ii) your Base Salary, as in effect on the Relevant Date or as it may be thereafter increased, is reduced; or any employee benefit plan or compensation plan in which you are participating immediately prior to the Relevant Date is discontinued unless you are permitted to participate in other plans of the Company or the Acquiror providing you with substantially comparable benefits; or any action is taken which would adversely affect your participation in or materially reduce your benefits under any such plan or plans of the Company or the Acquiror. For purposes of this Section 10(c), a plan will be deemed not to include substantially comparable benefits if your cost to participate in such a plan is materially higher than the cost to participate in the same or similar plan prior to the Relevant Date. For purposes of determining whether the cost is materially higher, a cost increase to you of at least 50% of your cost to participate in the same or similar plan immediately prior to the Relevant Date shall be deemed to be materially higher; or

               (iii) in order to perform your job duties for the Acquiror or Company you are required by the Acquiror or Company to relocate more than 50 miles from your assigned work location as of the Relevant Date.

     For purposes of this Section 10(c), the “Relevant Date” is the Closing date. In order to terminate your employment for Good Reason due to any particular action or occurrence, you must notify Company of your intention to do so in writing within 120 days of that action or occurrence.

          (d) Termination without Good Reason. If you terminate your employment at any time prior to the expiration of the Initial Term, or at any time prior to the expiration of a Renewal Term if this Agreement is renewed, without Good Reason, Company’s obligation to pay you your Base Salary will cease as of the date of your termination. If you terminate your employment without Good Reason, your right to receive incentive compensation for the year in which your employment terminates will be governed by the terms of the AICP. If you terminate your employment without Good Reason, you will not be entitled to receive any payments pursuant to Section 4 (Retention Bonus), Section 5 (Stock Options), Section 6 (Restricted Stock Payment) or Section 13 (Termination Benefits).

     11. Termination Notice and Procedure, Transfers.

     Any termination of your employment by Company or you will be communicated by written notice of termination. The notice of termination will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination. For purposes of this Agreement, a transfer from Company to one of its Affiliates or a transfer from an Affiliate to Company or another Affiliate will not be treated as a termination of employment.

     12. Termination by Acquiror.

     You also will be entitled to receive the payments described in Section 13 (Termination Benefits) if, after a Closing occurs, the Acquiror does not offer you employment in a position that is comparable to or better than the position specified in Section 1(a) (Duties — Job Duties). Whether a particular position is comparable to or better than the position described in Section 1(a) will be determined exclusively by reference to the status of that position within Company (as opposed to any holding company structure) and on the basis of the cash compensation (including salary and bonuses) payable to you and without reference to whether you are a member of the Acquiror’s senior management team or other similar entity of the Acquiror. The cash compensation will be considered to be “comparable” if the base salary and target bonus amounts are at least equal to the base salary and target bonus amounts for the calendar year preceding the year in which the Closing occurs. You also will be entitled to receive the Termination Benefits if you become employed by the Acquiror following the Closing, but your employment is then terminated by the Acquiror without Cause or by you for Good Reason, as defined in Section 10(c) (Termination by Employee—Good Reason Defined-Post-Closing), within 24 months following the Closing. In determining whether your employment was terminated for Cause, all references to Company in the Cause definition set forth in Section 9(b) (Termination by Company — Cause Defined) shall be deemed to refer to the Acquiror; provided, however, that for purposes of this Section 12 the failure of the Acquiror to appoint you to the Acquiror’s senior management team or other similar entity of the Acquiror shall not be deemed to be Good Reason for purposes of Section 10(c) (Termination by Employee—Good Reason Defined-Post-Closing).

     As provided in Section 4 (Retention Bonus), for purposes of this Agreement, any reference to the Acquiror includes any Affiliate of the Acquiror.

     13. Termination Benefits.

     The “Termination Benefits” referred to in Sections 9 (Termination by Company), 10 (Termination by Employee) and 12 (Termination by Acquiror) are the following:

          (a) Severance Payment. You will receive in a single lump sum payment, subject to all required tax and other withholdings, within 10 business days following the date your employment terminates an amount equal to your annual Base Salary in effect on the date your employment terminates, or if applicable, immediately prior to the occurrence of an action or event which results in your having Good Reason to terminate your employment. For purposes of calculating the payments to which you are entitled under this Section, any increases in your Base Salary occurring on or after the Closing shall be included. If you are eligible for statutory severance, separation, or other similar pay in those foreign jurisdictions where such laws are in effect, all amounts received by you under the applicable statutory severance arrangement shall be offset against the severance amount payable under this Section 13(a). Should the statutory severance payment exceed the amount you would otherwise have received under this section, then no severance amount will be paid under this Section 13(a). Notwithstanding any other provision of this Section 13(a) to the contrary, at the time of a termination of employment for which you may be eligible to receive this severance payment, should you be deemed to be a “key employee” as defined in section 416(i) of the Internal Revenue Code (and the regulations promulgated thereunder), then the payment of any severance amount under this paragraph will be paid on the six month anniversary date of your separation from employment or otherwise in accordance with the provisions of Section 409A of the Internal Revenue Code, as may be amended from time to time.

          (b) Benefits Continuation Payment. Phelps Dodge will pay the cost of COBRA continuation of medical, dental, and vision plan coverage for you and your eligible dependents for a period of twelve months following your separation from employment. To obtain this benefit, you must choose to receive COBRA continuation coverage and you must be eligible for that coverage under the rules of COBRA. If you obtain this benefit, you may then, if eligible, continue COBRA coverage for an additional period of up to 6 months at your own expense. Phelps Dodge will pay this cost until the earlier of (i) the end of the period of six months following your termination of employment or (ii) the day on which you become eligible to receive any health care benefits under any plan or program of any other employer.

          (c) Retirement and Savings Plans. Any participation by you in, and any terminating distributions and vested rights under, the Phelps Dodge Retirement Plan, the Phelps Dodge Employee Savings Plan, or any other retirement or savings plan sponsored by Phelps Dodge, Company or its Affiliates, regardless of whether such plan qualifies for favorable tax treatment, will be governed by the terms of those respective plans.

          (d) Loans. Any indebtedness owed by you to Phelps Dodge, Company or any Affiliate of Company on account of advances or loans will become due and payable and may be deducted from the payment referred to in paragraph (a).

          (e) Outplacement Services. Company will pay an additional amount up to a maximum of 15% of your Base Salary as specified in Section 3(a) (Compensation—Base Salary), to provide you with outplacement services from any agency of your choice which is reasonably acceptable to Company.

     14. Strategic Option Adopted and Closed.

     For purposes of this Agreement, a Strategic Option will be deemed to have been adopted and closed at the time a business combination, regardless of form (and such combination includes at least one other entity other than Phelps Dodge and a current Phelps Dodge Affiliate), is put in place with respect to the Company, and the ongoing business operations of the Company commence to be conducted under the auspices of this business combination; or at the time all or substantially all of the stock or assets of Company are sold or transferred to any entity or group of entities in which Phelps Dodge does not own more than a 50% or more capital, voting power, or profits interest.

     15. Tax Gross-Up.

          (a) Gross-Up Payment. In the event that the “Total Payments” made under this Agreement or otherwise result in an excise tax being imposed on you pursuant to Section 4999 of the Internal Revenue Code (the “Code”), Phelps Dodge will provide you with a “Gross-Up

Payment,” calculated in accordance with the provisions of this Section 15. “Total Payments” as used in this Section 15, means any payments in the nature of compensation (as defined in Code Section 280G and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for your benefit, the receipt of which is contingent on a “change in the ownership or effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (as these phrases are defined in Code Section 280G and the regulations adopted thereunder) and to which Code Section 280G applies. Except as otherwise noted below, this Gross-Up Payment will consist of a single lump sum payment to you. This lump sum payment will be in such an amount that after you have paid (i) the “total presumed federal and state taxes;” and (ii) the excise taxes imposed by Code Section 4999 with respect to the Gross-Up Payment (and any interest or penalties actually imposed), you retain an amount of the Gross-Up Payment equal to the remaining excise taxes imposed by Code Section 4999 on your Total Payments (calculated before the Gross-Up Payment). For purposes of calculating your Gross-Up Payment, your actual federal and state income taxes will not be used. Instead, we will use your “total presumed federal and state taxes.” For purposes of this Agreement, your “total presumed federal and state taxes” shall be conclusively calculated using a combined tax rate equal to the sum of the maximum marginal federal and applicable state income tax rates and the hospital insurance (or “HI”) portion of F.I.C.A. For example, based on the rates in effect for 2002 for an Arizona resident, the “total presumed federal and state tax rate” is 45.09% (38.6% federal income tax rate plus 5.04% Arizona state income tax rate plus 1.45% HI tax rate). The state tax rate for your actual principal place of residence will be used and no adjustments will be made for the deduction of state taxes on the federal return, any deduction of federal taxes on a state return, the loss of itemized deductions or exemptions, or for any other purpose.

     (b) Calculations. Phelps Dodge, at its sole expense, will retain a “Consultant” to advise Phelps Dodge with respect to the applicability of any Code Section 4999 excise tax with respect to your Total Payments. The Consultant shall be a law firm, a certified public accounting firm, and/or a firm nationally recognized as providing executive compensation consulting services. All determinations concerning whether a Gross-Up Payment is required pursuant to Section 15 (a) (Tax Gross-Up—Gross-Up Payment) and the amount of any Gross-Up Payment (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to this Section. The Consultant shall provide you and Phelps Dodge with a written notice of the amount of the excise taxes that you are required to pay and the amount of the Gross-Up Payment. The notice from the Consultant shall include any necessary calculations in support of its conclusions. All fees and expenses of the Consultant shall be borne by Phelps Dodge. Any Gross-Up Payment shall be made by Phelps Dodge within fifteen (15) calendar days after the mailing of such notice.

     As a general rule, the Consultant’s determination shall be binding on you and Phelps Dodge. The application of the excise tax rules of Code Section 4999, however, is complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant concerning the amount, if any, of the excise taxes that are due. If the Internal Revenue Service determines that excise taxes are due, or that the amount of the excise taxes that are due is greater than the amount determined by the Consultant, the Gross-Up Payment will be recalculated by the Consultant to reflect the actual excise taxes that you are required to pay (and any related interest and penalties). Any deficiency will then be paid to you by Phelps Dodge within fifteen (15) calendar days of the receipt of the revised calculations from the Consultant. If the Internal Revenue Service determines that the amount of excise taxes that you paid exceeds the amount due, you shall return the excess to Phelps Dodge (along with any interest paid to you on the overpayment) immediately upon receipt from the Internal Revenue Service or other taxing authority.

     Phelps Dodge has the right to challenge any excise tax determinations made by the Internal Revenue Service. If Phelps Dodge agrees to indemnify you from any taxes, interest and penalties that may be imposed upon you (including any taxes, interest and penalties on the amounts paid pursuant to Phelps Dodge’s indemnification agreement), you must cooperate fully with Phelps Dodge in connection with any such challenge. Phelps Dodge shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and Phelps Dodge shall control all such challenges. The additional Gross-Up Payments called for by the preceding paragraph shall not be made until Phelps Dodge has either exhausted its (or your) rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination.

     You must notify Phelps Dodge in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes in amounts different from the amount initially specified by the Consultant. Such notice shall be given as soon as possible but in no event later than fifteen (15) calendar days following your receipt of notice of the Internal Revenue Service’s position.

     16. Confidentiality.

     During the course of your employment, you have been or will be exposed to a substantial amount of confidential, trade secret, and proprietary information both in written and oral form relating to Phelps Dodge, Company, and its Affiliates, including, but not limited to: information regarding the Strategic Options being considered by Phelps Dodge for the Company, including the identities of potential business combination partners, possible purchasers, the terms and conditions of any business combination arrangements and potential sale agreements, and details of discussions by and among Phelps Dodge, Company, and prospective business partners or purchasers; financial information; annual reports; audited and unaudited financial reports; operational budgets and strategies; methods of operation; customer lists; strategic plans; business plans; marketing plans and strategies; new business strategies; merger and acquisition strategies; management systems programs; computer systems; personnel and compensation information and payroll data; patent, research, and new technology development information; and other such reports, documents or information (collectively the “Confidential and Proprietary Information”).

     You will not make or retain copies of such Confidential and Proprietary Information in any form, format or manner whatsoever (including computer print-outs, computer tapes,

computer disks (regardless of form), CD-ROMs, etc.) nor will you use or disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly, except as may be required in the direct performance of your duties for Company. In addition, you shall not discuss the existence of this Agreement or the information contained herein with anyone except your immediate family, attorney, accountant, and financial advisor and they will not discuss it with anyone else. For purposes of this Agreement, the phrase “Confidential and Proprietary Information” does not include information that is already disclosed to third parties and is in the public domain or that Company consents to be disclosed, with such consent to be in writing. The provisions of this Section 16 shall survive the termination of this Agreement.

     17. Noncompete Provision.

     Because of the sensitivity of the Company’s position during the time that it is considering and evaluating the Strategic Options and for the six-month period following the Closing, it is important for the Company to maintain its workforce intact. Therefore, in consideration of your entering into this Agreement, your eligibility for the receipt of a Retention Bonus, and other good and valuable consideration under this Agreement, you agree that for the period beginning on the date this Agreement is executed and ending on the date six months after the Closing at which time had you remained as an employee you would have been entitled to the receipt of a Retention Bonus, you shall not compete in any manner whatsoever with the businesses of the Company by: (i) engaging in the carbon black and related specialty chemical business (either international or domestic) or by providing carbon black or related specialty chemical products or services as currently being provided or as being researched by the Company (either international or domestic), whether as a proprietor, partner, co-venturer, director, shareholder, officer, employee, servant, agent, consultant, or representative of an operation engaging in any such business; (ii) soliciting, directly or indirectly, any existing or prospective customer of the Company with whom you have gained significant business contacts while employed by the Company; (iii) advising directly or indirectly, any existing or prospective customer of the Company with whom you have gained significant business contacts while employed by the Company, to withdraw, curtail, or cancel business or negotiations with the Company; or (iv) serving as a consultant, advisor, or independent contractor to any entity engaged in the carbon black and related specialty chemical business whether international or domestic. You agree that the geographic scope of this provision has not been limited because the Company’s business and customers are worldwide and the Company during this time period has legitimate and protectible business interests to support this noncompete provision. In the event that you are terminated by the Acquiror within the six-month period after Closing under such conditions that you are eligible to receive a Retention Bonus under Section 4 (Retention Bonus), or are not offered employment by the Acquiror in a comparable position and, therefore, entitled to receive a Retention Bonus, then the noncompete provisions of this Section 17 shall immediately lapse and be of no further force and effect as of your date of termination. You acknowledge and agree that the Company will suffer irreparable harm in the event that you breach any of the noncompete or nondisclosure obligations under this Agreement and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, you agree that in the event of your breach or threatened breach of Sections 16 (Confidentiality) and 17 of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies, or damages available to Company at law or equity, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or to restrain any such breach by you or by any or all of your partners, co-venturers, employers, employees, servants, agents, representatives, and any and all persons directly or indirectly acting for, or on behalf of, or with you. Company may seek this relief pursuant to court action notwithstanding the arbitration provision set forth in Section 18(a) (Miscellaneous — Arbitration, Related Expenses).

     18. Miscellaneous.

          (a) Arbitration, Related Expenses. Any dispute or controversy arising under or in connection with this Agreement, except for that arising under Section 17 (Noncompete Provision), will be settled exclusively by arbitration held in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Phelps Dodge will pay on a current basis all legal expenses (including attorney’s fees) incurred by you in connection with such arbitration and the entering of such award if you prevail, or substantially prevail, in such proceeding.

          (b) Replacement of Earlier Agreements and Plans. Except as may be otherwise provided in Section 2(c) (Term of Agreement. Effective Date of Terms and Conditions) above, this Agreement replaces and supersedes any and all earlier agreements, including Employment Agreements, Change of Control Agreements, and Severance Agreements (including that Severance Agreement dated October 27, 1997), previously entered into between you and Phelps Dodge, Company, or any affiliate of Phelps Dodge or Company that relate to the payment of severance or employment termination benefits. This Agreement also replaces and supersedes any and all rights you may have had to receive severance pay or benefits pursuant to any severance policy, plan or program sponsored by Company or Phelps Dodge. This Agreement does not replace or supersede any provision in the Stock Plans or agreements under the Stock Plans or any plan or program to provide retirement or savings benefits.

          (c) Successors. This Agreement will be binding upon and inure to the benefit of you, your estate, and Phelps Dodge, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you.

          (d) Severability. If any provision of this Agreement as applied to either party or to any circumstances will be adjudged by a court of competent jurisdiction to be void or unenforceable, the same will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

     (e) Amendment or Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and an authorized officer of Phelps Dodge. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of any other condition or provision at any time.

          (f) No Duty to Mitigate. For purposes of receiving payments under this Agreement, you are not under any duty to mitigate the damages resulting from your termination of employment. As a result, you will receive the payments and other benefits provided by this Agreement regardless of whether you search for or obtain other work. As provided in Section 13(b) (Termination Benefits — Benefits Continuation Payment), however, your right to receive a benefits continuation payment will terminate if you become eligible to receive any health care benefits under any other plan or program of any subsequent employer.

          (g) Governing Law. This Agreement will be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Arizona.

          (h) Entire Agreement. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.

          (i)  American Jobs Creation Act of 2004. The parties acknowledge and agree that certain provisions of this Agreement may be subject to the American Jobs Creation Act of 2004 (“Act”), Section 409(A) of the Internal Revenue Code, and yet to be released Department of Treasury regulations and guidance interpreting and implementing the Act and Section 409(A). Because of the uncertainty of the effect of the Act, Section 409A, and the implementing regulations and guidance on certain terms of this Agreement, Phelps Dodge and you agree to amend this Agreement in writing as may be necessary and appropriate to conform this Agreement to the Act, Section 409A, and the applicable implementing regulations and guidance. In addition, Phelps Dodge and you agree that all payments, if any, made under this Agreement will be made subject to and in compliance with the Act, Section 409A, and the implementing regulations and guidance.

     If you are in agreement with terms set forth above, please sign and return this copy to David L. Pulatie, Senior Vice President, Human Resources, Phelps Dodge Corporation, at which time this letter will constitute a binding agreement between you and Phelps Dodge.

Very truly yours,

PHELPS DODGE CORPORATION

/s/ David L. Pulatie

David L. Pulatie, Senior Vice President, Human
Resources

Agreed:

/s/ James Berresse	February 16, 2005

James P. Berresse	Date